EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 4, 2005 relating to the financial statements of Seven Worldwide Holdings, Inc. (the "Company") (formerly known as KAGT Holdings, Inc.), which report expresses an unqualified opinion with an explanatory paragraph relating to the Company's acquisition by Schawk Inc., appearing in the Current Report on Form 8-K/A of Schawk, Inc., dated April 18, 2005, as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the periods October 10, 2003 through December 31, 2003, and June 2, 2003 through October 9, 2003.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

DELOITTE & TOUCHE LLP /s/

October 25, 2005
New York, New York